UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Ft. Lauderdale, Florida		33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 23, 2011, BankAtlantic Bancorp, Inc. (the “Company”) and its principal operating subsidiary, BankAtlantic, each entered into a Stipulation and Consent to Issuance of Order to Cease and Desist with the Office of Thrift Supervision (“OTS”), the Company’s and BankAtlantic’s primary regulator. For purposes hereof, the Order to Cease and Desist to which the Company is subject is referred to as the “Company Order,” the Order to Cease and Desist to which BankAtlantic is subject is referred to as the “Bank Order” and the Company Order and Bank Order are collectively referred to as the “Orders.”

Pursuant to the terms of the Company Order, the Company is required to submit written plans to the OTS on or prior to March 31, 2011 that will address, among other things, how the Company intends to maintain and enhance its and BankAtlantic’s capital and set forth the Company’s business plan for the year ending December 31, 2011. In addition, under the terms of the Company Order, the Company is prohibited from taking certain actions without receiving the prior written non-objection of the OTS, including, without limitation, declaring or paying any dividends or other capital distributions and incurring certain indebtedness. The Company is also required to ensure BankAtlantic’s compliance with the terms of the Bank Order as well as all applicable laws, rules, regulations and agency guidance.

Pursuant to the terms of the Bank Order, by June 30, 2011, BankAtlantic is required to have and maintain a Tier 1 (Core) Capital Ratio equal to or greater than 8% and a Total Risk-Based Capital Ratio equal to or greater than 14%. At December 31, 2010, BankAtlantic had a Tier 1 (Core) Capital Ratio of 6.22% and a Total Risk-Based Capital Ratio of 11.72%. As previously announced, BankAtlantic anticipates a net gain upon consummation of its Tampa branch sale to PNC Financial Services which is currently estimated to add over 130 basis points (1.30%) to its regulatory capital ratios (anticipated to close June 2011, subject to regulatory approvals and customary conditions). Under the terms of the Bank Order, BankAtlantic is required to, among other things, revise certain of its plans, programs and policies and submit to the OTS certain written plans, including a capital plan, a revised business plan and a plan to reduce BankAtlantic’s delinquent loans and non-performing and other “problem” assets. In addition, the Bank Order requires BankAtlantic to limit its asset growth and restricts BankAtlantic from originating or purchasing new commercial real estate loans or entering into certain material agreements, in each case without receiving the prior written non-objection of the OTS. Separately, the OTS has confirmed that it has no objection to BankAtlantic originating loans to facilitate the sale of certain assets or the renewal, extension or modification of existing commercial real estate loans, subject in each case to compliance with applicable regulations and bank policies. The Bank Order also imposes restrictions on BankAtlantic’s ability to pay dividends and other distributions.

The Orders also include certain restrictions on compensation paid to the senior executive officers of the Company and BankAtlantic, and restrictions on agreements with affiliates. Each Order became effective on February 23, 2011 and will remain in effect until terminated, modified or suspended by the OTS.

No fines or penalties were imposed in connection with either Order. While the Orders formalize steps that the Company believes are already underway, any material failure by the Company or BankAtlantic to comply with the terms of the Orders could result in additional enforcement actions by the OTS. Further, there is no assurance that the Company or BankAtlantic will be able to comply fully with the Orders, or that efforts to comply with the Orders will not have adverse effects on the operations and financial condition of the Company and/or BankAtlantic.

The foregoing description of the Orders does not purport to be complete and is qualified in its entirety by reference to the full text of the Orders. A copy of the Company Order is attached as Exhibit 10.1 hereto, and a copy of the Bank Order is attached as Exhibit 10.2 hereto, and each is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On February 24, 2011, the Company issued a press release relating to its and BankAtlantic’s entry into the Stipulations and Consents to Issuance of the Orders. A copy of the press release is furnished as Exhibit 99.1 pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	BankAtlantic Bancorp, Inc. – Order to Cease and Desist

10.2	BankAtlantic – Order to Cease and Desist

99.1	Press Release dated February 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2011	BANKATLANTIC BANCORP, INC.

	By:	/s/ Valerie C. Toalson
Valerie C. Toalson,
Executive Vice President - Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	BankAtlantic Bancorp, Inc. – Order to Cease and Desist

10.2	BankAtlantic – Order to Cease and Desist

99.1	Press Release dated February 24, 2011